EXHIBIT 99.1

Energy XXI Gulf Coast, Inc. Announces Second Extension
of Expiration Date and Results of Debt Exchange Offer
and Consent Solicitation

HOUSTON – Oct. 8, 2009 – Energy XXI Gulf Coast, Inc. (the “Company”) today announced it has extended the expiration date of its previously announced exchange offer and consent solicitation in respect of its 10% Senior Notes due 2013 (the “Senior Notes”), pursuant to its confidential offering circular and consent solicitation statement dated Sept. 4, 2009 (the “Offering Circular”) and the accompanying letter of transmittal and consent (together with the Offering Circular, the “Offering Documents”).
The Company commenced an offer to exchange up to $347,500,000 principal amount of outstanding Senior Notes properly tendered (and not validly withdrawn) and accepted by the Company for its newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”), subject to proration and reduction depending on the aggregate principal amount of Second Lien Notes sold in a concurrent private placement.  In conjunction with the exchange offer, the Company also commenced soliciting consents from holders of the Senior Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture under which the Senior Notes were issued, which, if effected, would modify certain of the restrictive covenants in that indenture in order to permit the issuance of the Second Lien Notes.
The terms of the exchange offer are amended as follows: the Expiration Date of the exchange offer is extended from 12:00 Midnight, New York City Time on Oct. 7, 2009 to 12:00 Midnight, New York City Time on Oct. 9, 2009, unless further extended.  The Company extended the Expiration Date in order to provide time to resolve comments received from the staff of the Securities and Exchange Commission on the Company’s application to qualify the proposed indenture governing the Second Lien Notes under the Trust Indenture Act of 1939.
The Withdrawal Date applicable to the exchange offer has not been amended and will continue to be 5:00 p.m., New York City Time, on Friday, Sept. 18, 2009.  Consequently, holders who have tendered and not withdrawn their Senior Notes prior to that time are not entitled to withdraw their Notes, and similarly, holders of Senior Notes who have tendered or tender their Senior Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Senior Notes.

The Company has been advised by the exchange agent for the exchange offer that, as of Oct. 7, 2009, $574,708,000 principal amount of Senior Notes (representing approximately 92 percent of the Senior Notes outstanding) had been tendered and not withdrawn.  Pursuant to the exchange offer, in exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by the Company:  (i) by 5:00 p.m., New York City time, on Sept. 18, 2009 (the “Early Tender Date”), participating holders of Senior Notes will receive $800 principal amount of Second Lien Notes, subject to proration, and (ii) after the Early Tender Date but prior to the Expiration Date, participating holders will receive $750 principal amount of Second Lien Notes, subject to proration.  Of the $574,708,000 principal amount of Senior Notes tendered, $574,484,000 were tendered by the Early Tender Date and $224,000 were tendered after the Early Tender Date but prior to the Expiration Date.
The Second Lien Notes have not been registered under the Securities Act of 1933, as amended (the “Securities” Act”), and may not be sold in the United States without registration or an applicable exemption from registration requirements.  The exchange offer was made, and the Series A Second Lien Notes were offered and will be issued, in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act from the registration requirements of the Securities Act.  The securities being sold in the concurrent private placement were offered and will be issued in reliance upon the exemption provided by Section 4(2) of the Securities Act from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy Second Lien Notes in any jurisdiction in which an exchange offer or the acceptance of any outstanding Senior Notes in exchange for the exchange offer would violate the securities or blue sky laws of such jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy Series B Second Lien Notes in the concurrent private placement, which has been made only to certain qualified institutional buyers (as defined in Rule 144A under the Securities Act) and certain institutional accredited investors.

Forward-Looking Statements

Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, any statements of the Company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation.  All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.  There can be no assurance that the exchange offer and the consent solicitation will be completed, either because the conditions to complete the transaction may not be satisfied, or otherwise.  Factors that could affect the Company’s future results include:  the Company’s business strategy; the Company’s financial position; the Company’s cash flow and liquidity; declines in the prices we receive for the Company’s oil and gas affecting the Company’s operating results and cash flows; economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers; uncertainties in estimating the Company’s oil and gas reserves; replacing the Company’s oil and gas reserves; uncertainties in exploring for and producing oil and gas; the Company’s inability to obtain additional financing necessary in order to fund the Company’s operations, capital expenditures, and to meet the Company’s other obligations; availability of drilling and production equipment and field service providers; disruption of operations and damages due to hurricanes or tropical storms; availability, cost and adequacy of insurance coverage; competition in the oil and gas industry; the Company’s inability to retain and attract key personnel; the effects of government regulation and permitting and other legal requirements; costs associated with perfecting title for mineral rights in some of the Company’s properties; and other factors discussed under “Risk Factors” in the Offering Circular and the Parent’s 2009 Annual Report on Form 10-K.

About Energy XXI

Energy XXI is a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the U.S. Gulf Coast and the Gulf of Mexico.  The Company is an indirect wholly owned subsidiary of the Parent, Energy XXI, Inc. (Bermuda) Limited.  For more information, visit www.energyXXI.com.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
44 (0) 20 7337 1500
james.henderson@pelhampr.com

Mark Antelme
44 (0) 20 7337 1500
mark.antelme@pelhampr.com